SUB-ITEM 77Q1(e)
                        AIM DENT DEMOGRAPHIC TRENDS FUND

                              AMENDED AND RESTATED
                             SUB-ADVISORY AGREEMENT


         THIS AMENDED AND RESTATED AGREEMENT is made and entered into this 1st_day of July, 2004, by and between A I M Advisors, Inc., a Delaware corporation (the "Adviser"), and H.S. Dent Advisors, Inc., a Delaware corporation (the "Sub-Adviser").

                                    RECITALS

         WHEREAS, AIM Dent Demographic Trends Fund (the "Fund") is a series of AIM Equity Funds (the "Trust"), a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, diversified management investment company;

         WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as an investment adviser and engages in the business of acting as an investment adviser;

         WHEREAS, the Sub-Adviser is also registered under the Advisers Act as an investment adviser and engages in the business of acting as an investment adviser;

         WHEREAS, the Adviser has entered into an investment advisory agreement with the Fund (the "Investment Advisory Agreement") pursuant to which the Adviser acts as investment adviser with respect to the Fund; and

         WHEREAS, the Adviser wishes to retain the Sub-Adviser for purposes of rendering advisory services to the Adviser in connection with the Fund upon the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. Appointment of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to render investment research and advisory services to the Adviser with respect to the Fund under the supervision of the Adviser, and the Sub-Adviser hereby accepts such appointment, all subject to the terms and conditions contained herein. The Sub-Adviser shall use its best judgment, efforts and facilities in rendering its services as investment adviser.

2. Advisory Services. The duties of the Sub-Adviser shall be limited to the following:

         (a) Rendering investment research and advisory services to the Adviser with respect to the Fund, under the supervision of the Adviser and subject to the approval and direction of the Board of Trustees of the Fund;

         (b) Analyzing and recommending appropriate industry and sector allocations and weightings for the Fund's investment portfolio, in accordance with the philosophies of Harry S. Dent, Jr. ("Mr. Dent") concerning industry and sector

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                  allocations based on demographic principles. The duties of the Sub-Adviser shall not include selection of specific securities within the recommended industry or sectors for purchase or sale.

         (c) Providing, on a monthly basis, recommendations of the appropriate industry and sector allocations and weightings for the Fund. The Sub-Adviser, at its sole and absolute discretion, may elect to make such recommendations more frequently based on market conditions. The Sub-Adviser shall make Mr. Dent available for discussions with respect to industry and sector allocations and weightings of the Fund upon reasonable request by the Adviser.

         (d) Providing written materials concerning industry and sector allocations and weightings for the Fund to the Board of Trustees of the Trust upon request by the Board of Trustees.

         (e) Making Mr. Dent available to speak at informational meetings regarding the Fund selected by mutual agreement of the Adviser and Sub-Adviser. Mr. Dent may agree, at his sole discretion, to appear at more than one meeting on any day upon request by the Adviser.

         (f) Making Mr. Dent available, upon request by the Adviser and subject to Mr. Dent's availability, for telephone conference calls intended to educate persons involved in distribution of the Fund's shares on the investment principles of the Fund and for other educational and informational activities not requiring travel.

3. Control by Board of Trustees. Any investment program recommended by the Sub-Adviser pursuant to this Agreement, as well as any other activities undertaken by the Sub-Adviser with respect to the Fund, shall at all times be subject to any directives of the Board of Trustees of the Fund.

4. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Sub-Adviser shall at all times conform to:

         (a) all applicable provisions of the 1940 Act and Advisers Act and any rules and regulations adopted thereunder;

         (b) the provisions of the registration statement of the Fund, as the same may be amended from time to time, under the Securities Act of 1933 and the 1940 Act;

         (c) the provisions of the declaration of trust and by-laws of the Fund, as the same may be amended from time to time; and

         (d)      any other applicable provisions of state and federal law.

5. Compensation. The Adviser shall pay the Sub-Adviser, as compensation for services rendered hereunder, an annual fee of 6.49% of the net management fee paid to AIM Advisors with respect to the Fund; however, no sub-advisory fee shall be due with respect to the Fund if the net assets of such Fund fall below $50 million. The fee will be paid on a monthly basis.

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6.       Expenses of the Fund. All of the ordinary business expenses incurred in the operations of the Fund and the offering of its shares shall be borne by the Fund unless specifically provided otherwise in this Agreement. These expenses borne by the Fund include but are not limited to brokerage commissions, taxes, legal, auditing, governmental fees, the cost of preparing share certificates, custodian, transfer and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to directors and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Fund in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Fund's shareholders.

7. Exclusivity. Sub-Adviser shall not render investment advice or similar services directly or indirectly to any investment company that offers or has offered its shares for sale in a public offering, other than
         (i) the Fund and other investment companies that are advised or distributed by A I M Management Group Inc. or its affiliates and (ii) unit investment trusts identified on Exhibit A to this Agreement. It is understood and agreed that Exhibit A may be amended from time to time by mutual agreement of the Adviser and Sub-Adviser and that officers or directors of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering any other services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies so long as such activity or service is unrelated to the rendering of investment advice to investment companies that offer or have offered their shares for sale in a public offering.

8. Trading Practices. The Adviser and Sub-Adviser each agree to comply with the requirement of Rule 17j-l under the 1940 Act and that they shall not engage in any conduct or practice prohibited by said Rule.

9. Term. This Agreement shall continue in force and effect for one (1) year and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually by the Fund's Board of Trustees in accordance with the 1940 Act.

10.      Termination.

         (a) This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act.

         (b)    This Agreement may be terminated as follows:

                (i) At any time, without the payment of any penalty, by the vote of the Fund's Board of Trustees or by vote of a majority of the Fund's outstanding voting securities.

                (ii) By either party in the event that the Servicemark License Agreement of even date herewith between Harry S. Dent, Jr. and A I M Management Group Inc. is terminated or expires.

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                (iii)   By either party upon the occurrence of a material
                        breach of the terms of the Agreement by the other party that remains uncured for a period of 30 days after notice thereof is given by the terminating party.

         (c) The party electing to terminate the Agreement under paragraph 10(b) must provide 60 days' prior written notice to the other party and to the Fund of such election. The notice provided for herein may be waived by either party.

11. Liability of Sub-Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser or any of its officers, directors or employees, the Sub-Adviser shall not be subject to liability to the Adviser for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

12. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice, with a copy to the Fund. Until further notice, it is agreed that the address of the Fund and that of the Adviser shall be Eleven Greenway Plaza, Suite 100, Houston, Texas 77046 and that of the Sub-Adviser shall be H.S. Dent Advisors, Inc., P. O. Box 914, Moss Beach, CA 94038.

13. Questions of Interpretation; Applicable Law. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations, or orders of the Securities and Exchange Commission issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14. Dispute Resolution. All claims, disputes and other matters in question between the parties to this Agreement, arising out of or relating to this Agreement or the breach thereof, shall be decided by arbitration in accordance with the rules of the American Arbitration Association then in effect unless the parties mutually agree otherwise.

         (a) Any such claim, dispute or other matter shall be submitted to one arbitrator designated by Licensor, provided that if Licensee objects to Licensor's arbitrator, each of Licensor and Licensee will designate an arbitrator who will jointly designate a third arbitrator and the matter shall be submitted to all three arbitrators for decision; otherwise one arbitrator shall be used. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.

         (b) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

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         (c)      The award rendered by the arbitrators shall be final, and
                  judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The prevailing party in any arbitration under this Agreement shall be awarded its reasonable attorney's fees and costs associated with the arbitration.

         (d) The location for settlement for any and all claims, controversies or disputes arising out of or relating to this Agreement or any breach thereof when decided by arbitration shall be in Houston, Texas.

15. Servicemark License and Marketing Agreement. The Fund shall have the non-exclusive right to use the name "Dent" pursuant to the terms of the Servicemark License and Marketing Agreement dated the date hereof only so long as H.S. Dent Advisors, Inc. serves as Sub-adviser to the Fund.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first written above.


                                            A I M Advisors, Inc.
Attest:


    /s/ Lisa Moss                           By:    /s/ Mark H. Williamson
--------------------------------------          -------------------------------
     Assistant Secretary                            President

(SEAL)


                                            H.S. Dent Advisors, Inc.
Attest:


  /s/ Lisa Moss                             By:   /s/ Harry H. Dent
--------------------------------------          -------------------------------
     Assistant Secretary                           President

(SEAL)

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                                    EXHIBIT A

                 PERMITTED INVESTMENT COMPANY ADVISORY CLIENTS

                Name of Company                             Sponsor
                ---------------                             -------
     Roaring 2000's Unit Investment Trusts          Van Kampen Funds, Inc.

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